Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Leafly Holdings, Inc. on Form S-8 of our report dated March 28, 2023 with respect to our audits of the consolidated financial statements of Leafly Holdings, Inc. as of December 31, 2022 and 2021 and for the years then ended appearing in the Annual Report on Form 10-K of Leafly Holdings, Inc. for the year ended December 31, 2022 filed on March 29, 2023.

/s/ Marcum LLP

Marcum LLP

San Jose, CA

January 24, 2024